PEN Inc. Announces 1-for-180 Reverse Stock Split

MIAMI, FL—(January 26, 2016) - PEN Inc. (OTCQB: PENC, PENCD) (“PEN” or “the Company”), a global leader in developing, commercializing and marketing enhanced performance products enabled by nanotechnology, today announced a 1-for-180 reverse split of its issued and outstanding shares of common stock.

Trading will begin on a post-split basis at the opening of the OTCQB marketplace on January 26, 2016. The Company’s common stock will trade under the symbol “PENCD,” with a “D” added for 20 trading days to signify that the reverse stock split has occurred. The new CUSIP number for the common stock following the reverse stock split is 706582 202.

The reverse stock split will reduce the total number of shares outstanding from approximately 543 million to approximately 3 million. Concurrent with the reverse stock split, the authorized shares of common stock will be reduced from 1.8 billion to 10 million. No fractional shares will be issued. If, as a result of the reverse stock split, a registered or beneficial stockholder would otherwise become entitled to receive a fractional share of common stock, the Company will round up to one whole share of common stock.

“We believe effecting a reverse split of our common stock serves the long-term interest of our shareholders, allowing us to attract interest from a broader range of investors and potential business partners. It also is an initial step to trading on the OTCQX,” said Dr. Scott Rickert, PEN’s Chairman and CEO.

Additional information about the reverse stock split can be found in the Company’s definitive information statement filed with the Securities and Exchange Commission on December 29, 2015, a copy of which is available at www.sec.gov or at www.penc.us under Investor Relations & News section of the website.

About PEN Inc.

PEN Inc. (OTCQB: PENC) is a global leader in developing, commercializing, and marketing enhanced performance products enabled by nanotechnology that solve everyday problems for customers in the optical, transportation, military, sports, and safety industries. Through its wholly-owned subsidiary Nanofilm Ltd., the Company develops, manufactures and sells products based on nanotechnology including its Ultra Clarity® brand eyeglass cleaner and Defog It™ brand defogging products. The Company also sells its environmentally friendly HALO™ brand surface protector, fortifier, and cleaner through its wholly-owned subsidiary, PEN Technology, LLC. The Company’s Applied Nanotech, Inc. subsidiary in Austin, Texas functions as the Design Center conducting research and development services for government and private customers and new product development for PEN focusing on innovative and advanced product solutions in the areas of safety, health, and sustainability. For more information about PEN, visit www.penc.us.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2014, and in reports subsequently filed by us with the Securities and Exchange Commission.(“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information:

PEN Inc.

Elaine Ketchmere

ir@pen-technology.com

(844) 273-6462